Exhibit 10.95
FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER INC.
AND
RAKESH K. JINDAL
          WHEREAS, Foster Wheeler Ltd. entered into an Employment Agreement (the “Agreement”) with Rakesh K. Jindal (the “Executive”), dated as of September 23, 2008;
          WHEREAS, Foster Wheeler Inc. (the “Company”) assumed the Agreement from Foster Wheeler Ltd. on January 23, 2009;
          WHEREAS, the Company is relocating its primary office from Clinton, New Jersey to Switzerland and the Company acknowledges that such relocation constitutes a material negative change in the employment relationship such that the Executive may terminate employment for good reason pursuant to Agreement Section 4.1.2(iii) (Termination; For Good Reason By the Executive);
          WHEREAS, in exchange for the valuable consideration provided by this Amendment, the Executive has agreed to (i) delay exercising the Executive’s right to terminate employment for good reason relating to the Swiss relocation, (ii) enter into a secondment agreement with a primary place of business in Switzerland where he would perform his duties and (iii) consider entering into a new addendum to the Agreement between the Executive and the Company by June 30, 2012; and
          WHEREAS, pursuant to Section 9.9 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.
          NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of January 18, 2010 by adding an addendum at the end of the Agreement, to read as follows:
ADDENDUM
          This Addendum sets forth the terms and conditions applicable during the Executive’s performance of duties (as described in Agreement Section 1.1) in Switzerland for the period beginning as of January 18, 2010 and ending on the earlier of (i) the date the Executive enters into a new addendum to the Agreement, as described in Section A-6 (“New Addendum to Employment Agreement”), (ii) June 30, 2012 or (iii) the date the Agreement is terminated for any reason by the Company or Executive (the “Initial Assignment Term”). Unless otherwise provided in this Addendum, all Agreement terms (including the Executive’s entitlement to the compensation and benefits described in Agreement Section 3, as adjusted for merit increases since the date of the Agreement) shall remain in full force and effect during the Initial Assignment Term.

A-1. Location.
          During the Initial Assignment Term, the Executive shall perform his duties (as described in Agreement Section 1) primarily at the Company’s offices in Switzerland, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.
A-2. Long-Term Incentive Awards.
          Upon the Executive’s termination of employment (other than for Cause), all stock options outstanding as of the Executive’s Termination Date shall remain exercisable for the shorter of one (1) year following the Executive’s termination of employment or the remainder of the term of the stock option(s).
A-3. Transition Support and Allowances.
          The Company shall pay for the following expenses, allowances and benefits through the Initial Assignment Term. Such allowances and benefits shall not be considered for purpose of any calculations under the Company’s benefit plans. All of the benefits provided in this Addendum are inclusive of a Representation Allowance of CHF 100,000.
          (a) Work Permits/Visas. The Company will assist in obtaining the proper work permits and/or visas necessary for the provision of services in Switzerland and reimburse the Executive for any work permit/visa, passport and immigration expenses, including expenses for dependents of the Executives relocating or intending to relocate to Switzerland.
          (b) Transportation and Expenses.
          (i) Move-Related Transportation and Expenses. The Company shall reimburse the Executive for actual and reasonable expenses incurred in relation to the relocation to Switzerland, including temporary living expenses (e.g., hotel costs, meals, transportation, etc.) and reasonable expenses relating to the shipping of clothing, personal effects and household goods. The Executive agrees to make reasonable efforts to secure independent housing within a reasonable period of time.
          (ii) Personal Air Travel. The Company shall provide reimbursement of one (1) business-class round-trip ticket per month for personal travel between Switzerland and the U.S. Each month, the Executive may use the business-class round trip ticket to instead fly one (1) family member from the U.S. to Switzerland. Once per quarter, in lieu of the Executive’s trip to the U.S., the Company shall reimburse the cost of business-class round-trip tickets for the Executive’s family to travel from the U.S. to Switzerland.
          (c) Cost-of-Living Allowances. Beginning when the Executive secures independent housing and the reimbursement of move-related expenses described in A-3(b)(i) ceases, the Company shall pay the Executive monthly allowances consisting of the following amounts:
(i)	Cost-of-living allowance: CHF 5,121

(ii)	Loss of spousal income: CHF 1,256 (payable once Executive’s spouse has permanently relocated to Switzerland; payable for a maximum of five years)

(iii)	Transportation: CHF 3,042

(iv)	Housing: CHF 13,800

(v)	Utilities: CHF 400

(vi)	Educational expenses: CHF 2,173
The allowances shall be payable in advance in Swiss Francs according to the Company’s payroll practices. The Company shall also provide for reasonable advances to the Executive for the purpose of obtaining housing and satisfying other relocation expenses.
          (d) Settling-In Allowance. The Company shall pay the Executive a one-time settling-in allowance of CHF 5,000, payable in January 2010 or as soon as practicable thereafter.
          (e) Medical Coverage. To the extent U.S. medical coverage is not available in Switzerland, the Company shall pay for the cost of securing substantially similar coverage in Switzerland for the Executive and the Executive’s family. Eligible dependents of the Executive shall continue to maintain medical coverage irrespective of their relocation to Switzerland.
          (f) Seconded Arrangement. The Executive shall be seconded to Foster Wheeler Management AG in Switzerland and shall continue to remain an employee of the Company. The Executive shall remain eligible to participate in the Company’s employee benefit plans as set forth in Section 3 of the Agreement and to receive U.S. social security benefits.
          (g) Compassionate Leave. The Executive shall be provided with up to five (5) day’s paid compassionate leave in relation to the death of an immediate family member. The Company shall reimburse the Executive and his dependents for the cost of round-trip business airline tickets to attend funeral services.
          (h) Tax Equalization. Under tax equalization, the Executive’s obligation for income taxes shall not exceed the amount of income tax calculated on Base Salary, short-term annual pay and long-term incentive pay applying his or her home country tax rules without taking into consideration any foreign tax credit. Such amount will be deducted from the Executive’s paycheck. Should additional income taxes arise in the U.S. or Switzerland as a result of the assignment, the Company shall pay the additional tax. The Executive may choose, as an alternative to the U.S. tax equalization program, to be personally responsible for the Swiss income tax on his or her Base Salary, short-term incentive pay and long-term incentive pay. In addition to the tax equalization on the compensation above, the Executive will be reimbursed for any wealth tax due in Switzerland as a result of the assignment.
          (i) Tax Return Preparation and Counseling Services. The Company shall retain the services of a tax consultant to counsel the Executive with respect to the tax implications of the move and to prepare the Executive’s U.S. and Switzerland tax returns as required during the Initial Assignment Term.
          (j) Legal Services. The Company shall reimburse the Executive for legal fees incurred in relation to an attorney’s review of this Addendum, up to a maximum of USD 5,000.
          (k) Tax Gross-Up. To the extent that the provision of assignment benefits described in this Section A-3 results in taxable income to the Executive, the Company shall pay the Executive an amount to satisfy the Executive’s Swiss and U.S. income tax obligation. Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due.
A-4. Stay Bonus Award.
          The Company shall pay the Executive a cash stay bonus under the following terms.
          (a) New Addendum to Agreement. The Company shall pay the Executive a stay bonus equal to 175% of the Executive’s Base Salary then in effect within thirty (30) days of the earlier of (i) the date the Executive enters into the New Addendum to Employment Agreement as described in Section A-6, or (ii) June 30, 2011, provided the Executive remains in active employment until such date. Payment of such bonus shall be made in a single lump sum.
          (b) Termination Without Cause; For Good Reason; Death; Disability. The stay bonus described in paragraph (a) shall be payable in full and irrespective of the actual duration of the Initial Assignment Term if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason (not including the event of the assignment to Switzerland), or due to the Executive’s death or Disability. In such case the stay bonus shall be paid in a lump sum within thirty (30) days of termination of employment.
          (c) Termination Relating to Catastrophic Personal Event. The stay bonus described in paragraph (a) shall be payable in full if the Executive remains in active employment through June 30, 2011 and terminates employment during the Initial Assignment Term due to an unforeseen personal and catastrophic event affecting the Executive or a family member, which event requires the Executive to relocate to the U.S., and the Executive provides the Company with thirty (30) days advance written notice.
          (d) Increase in Stay Bonus. The amount of the stay bonus in Section A-4(a), (b) or (c) shall be increased if the Executive (i) stays in active employment with the Company beyond June 30, 2011, (ii) does not enter into the New Addendum to Employment Agreement with the Company, and (iii) gives at least twelve (12) months advance written notice of his intent to terminate employment (thirty (30) days notice for termination due to a catastrophic event described in A-4(c)). In such case, the amount of the stay bonus shall be increased on a pro-rata basis based on the number of full months worked during the Initial Assignment Term beyond June 30, 2011 and the end of the Initial Assignment Term. For example, if the Executive works one (1) full month beyond June 30, 2011, the Executive shall receive another one-eighteenth (1/18th) of the amount of stay bonus.

          (e) Forfeiture of Stay Bonus. The Executive shall forfeit the stay bonus (and must repay the stay bonus if the stay bonus has been paid) if (i) the Executive does not remain in active employment through June 30, 2011, (ii) the Executive provides the Company with less than twelve (12) months advance written notice of his termination of employment (less than thirty (30) days notice for termination due to a catastrophic event described in A-4(c)), or (iii) the Executive’s employment is terminated for Cause. The Executive must repay any paid stay bonus in full within thirty (30) days of his termination of employment.
A-5. Termination of Employment.
          (a) During Initial Assignment Term. If the Executive’s employment is terminated for any reason during the Initial Assignment Term, the terms of Agreement Section 4 shall control; provided, that the relocation to Switzerland shall constitute an event giving rise to a termination of employment for Good Reason only in accordance with the terms and conditions as set forth in paragraph (b) and (c) below. If the termination is for any reason other than for Cause, the Company shall pay the reasonable costs associated with repatriation to the U.S.
          (b) Good Reason Termination Relating to Swiss Relocation. Except as otherwise provided in paragraph (c), if the Executive terminates employment after June 30, 2011 and has provided the Company with at least twelve (12) months advance written notice of termination, such termination of employment shall be deemed a termination by the Executive for Good Reason and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period). In addition, the Company shall pay the reasonable costs associated with repatriation to the U.S.
          (c) Termination Relating to Catastrophic Personal Event. If the Executive terminates employment at any time during the Initial Assignment Term due to an unforeseen personal and catastrophic event affecting the Executive or a family member, which event requires the Executive to relocate to the U.S., and the Executive provides the Company with thirty (30) days advance written notice, then such termination of employment shall be deemed a termination by the Executive for Good Reason and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period). In addition, the Company shall pay the reasonable costs associated with repatriation to the U.S.
A-6. New Addendum to Employment Agreement
          (a) Rights and Obligations Relating to New Addendum. The Executive shall have the right, and the Company shall have the obligation, to enter into a New Addendum to Employment Agreement no later than June 30, 2012 with terms no less favorable to the Executive than those set forth in this Section A-6. Unless otherwise provided in this Addendum, all Agreement terms (including the Executive’s entitlement to the compensation and benefits described in Agreement Section 3, as adjusted for merit increases since the date of the Agreement) shall remain in full force and effect during the secondment period covered by the New Addendum to Employment Agreement following the Initial Assignment Term. In the event the Company does not agree to enter into a New Addendum to Employment Agreement by June

30, 2012, or if the terms and conditions of the New Addendum to Employment Agreement are less favorable to the Executive than those set forth in this Section A-6 (unless the Executive agrees to enter into the New Addendum to Employment Agreement despite such less favorable terms or conditions), then the Executive may voluntarily terminate employment with the Company, and such termination of employment shall be deemed a termination by the Executive for Good Reason and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period). In such case, the Company shall pay the reasonable costs associated with repatriation to the U.S.
          (b) Supplemental Long-Term Incentive Award. The Executive shall be entitled to a supplemental long-term incentive award provided that the Executive (i) remains in active employment through the end of Initial Assignment Term and (ii) enters into the New Addendum to Employment Agreement no later than June 30, 2012. In such case, the Executive shall receive a supplemental long-term award with an economic value as of the grant date equal to USD 606,000. The award shall be made twenty percent (20%) in cash and eighty percent (80%) in restricted stock units, which units shall vest ratably over a period of three (3) years. The award shall be made within thirty (30) days of signing the New Addendum to Employment Agreement. For purposes of this Section, the number of restricted stock units to be granted to the Executive shall be consistent with the methodology used for valuing restricted stock unit awards granted to employees which has been approved and adopted by the Compensation Committee of the Board. Such award will be granted under the Company’s Omnibus Incentive Plan and governed by separate agreements entered into between the Executive and the Company. The entitlement to such award shall be reflected in the New Addendum to Employment Agreement.
          (c) New Severance Terms. The New Addendum to Employment Agreement shall contain substantially similar terms as the Agreement with respect to the Executive’s termination of employment for Cause by the Company, or for Good Reason by the Executive; provided, that the value of the Executive’s severance pay and benefits under the New Addendum to Employment Agreement shall be increased from using a multiplier of 1.0 for such severance pay and benefits wherever used to a multiplier of 1.5 for such severance pay and benefits. In addition, the New Addendum to Employment Agreement shall contain substantially similar terms as the Agreement with respect to the Executive’s non-solicitation and non-competition restrictions upon his termination of employment; provided, that such restrictions shall be reduced from a period of twelve (12) months after termination to a period of nine (9) months after termination.
          (d) Assignment Benefits. At the end of the Initial Assignment Term and while assigned to Switzerland, the Executive shall be entitled to the following benefits:
          (i) Relocation Assistance: The following relocation assistance shall be provided:
          (1) Home sale assistance, including the Company’s payment of realtor’s fees, closing costs and any loss on the sale of the Executive’s principal residence (basis for home includes major home improvements);

          (2) Reimbursement for two (2) house hunting trips of up to six (6) days each, to include reasonable lodging, transportation and meals;
          (3) The cost of the shipment of household goods;
          (4) The cost of pet relocation, including transportation and kennel fees related to the move; and
          (5) The loss on sale of automobiles or lease termination penalties based on blue book/fair market value.
          (ii) Settling-in Allowance: A settling-in allowance of CHF 30,000 shall be paid within thirty (30) days of the date the Executive enters into the New Addendum to Employment Agreement.
          (iii) Assignment Allowance: The Company shall pay the Executive a monthly allowance of CHF 24,476 consisting of the following amounts:
(1)	Cost-of-living allowance: CHF 4,439

(2)	Loss of spousal income: CHF 1,256 (payable once Executive’s spouse has permanently relocated to Switzerland; payable for a maximum of five years)

(3)	Housing: CHF 13,800

(4)	Transportation: CHF 2,208

(5)	Utilities: CHF 600

(6)	Educational expenses: CHF 2,173
Such allowances shall be payable in advance in Swiss Francs according to the Company’s payroll practices. The Company shall also provide for reasonable advances to the Executive for the purpose of obtaining housing and satisfying other relocation expenses.
          (iv) Home Leave: The Company shall reimburse the Executive for one (1) trip per twelve (12) months per authorized dependent and for the Executive. Expenses eligible for reimbursement include a business class airline ticket and local ground expenses to the original point of origin. One (1) day of travel shall be permitted each way as additional vacation.
          (v) Vacation and Holidays: The Executive’s paid time off shall be consistent with that currently provided. Swiss holidays shall be established by the Company.
          (vi) Continued Medical Coverage. To the extent U.S. medical coverage is not available in Switzerland, the Company shall pay for the cost of securing substantially similar coverage in Switzerland for the Executive and the Executive’s family. Eligible dependents of the Executive shall continue to maintain medical coverage irrespective of their relocation to Switzerland.
          (vii) Tax Equalization. Under tax equalization, the Executive’s obligation for income taxes shall not exceed the amount of income tax calculated on Base Salary, short-term annual pay and long-term incentive pay applying his or her home country tax rules without taking into consideration any foreign tax credit. Such amount will be deducted from the Executive’s paycheck. Should additional income taxes arise in the U.S. or Switzerland as a result of the assignment, the Company shall pay the additional tax. The Executive may choose, as an alternative to the U.S. tax equalization program, to be personally responsible for the Swiss income tax on his or her Base Salary, short-term incentive pay and long-term incentive pay. In addition to the tax equalization on the compensation above, the Executive will be reimbursed for any wealth tax due in Switzerland as a result of the assignment.
          (viii) Tax Preparation Services: The Company shall retain the services of a tax consultant to prepare the Executive’s U.S. and Switzerland tax returns, as required, while the Executive is on assignment to Switzerland.
          (ix) Tax Gross-Up. To the extent that the provision of assignment benefits described in this Section A-6 results in taxable income to the Executive, the Company shall pay the Executive an amount to satisfy the Executive’s Swiss and U.S. income tax obligation. Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due.
          (x) Seconded Arrangement: The Executive shall be seconded to Foster Wheeler Management AG in Switzerland and shall continue to remain an employee of the Company. The Executive remain eligible to participate in the Company’s employee benefit plans as set forth in Section 3 of the Agreement and to receive U.S. social security benefits.
          (xi) Legal Services. The Company shall reimburse the Executive for legal fees incurred in relation to an attorney’s review of the New Addendum to Employment Agreement, up to a maximum of USD 5,000.
          (xii) Financial/Estate Planning. The Company shall reimburse the Executive for one-time costs relating to the Executive’s financial and estate planning.
          (xiii) Compassionate Leave: The Executive shall be provided with up to five (5) day’s paid compassionate leave in relation to the death of an immediate family member. The Company shall reimburse the Executive and his dependents for the cost of round-trip business airline tickets to attend funeral services.
          (e) Termination of Employment. If the Executive’s employment is terminated for any reason under the New Addendum to Employment Agreement, the terms of Agreement Section 4 (subject to Section A-6(c), “New Severance Terms,” of this Addendum) shall control; provided, that the relocation to Switzerland shall not constitute an event giving rise to a termination of employment for Good Reason. If the termination is for any reason other than for Cause, the Company shall pay the reasonable costs associated with repatriation to the U.S.
A-7. Maximum Length of Assignment
          For the avoidance of doubt, the maximum period of time during which the Executive may be considered to be “on assignment” and, therefore, eligible for assignment-related compensation and benefits is five (5) years from the start of the Initial Assignment Term.
A-8. Application of Section 409A to Benefits-in-Kind, Expense Reimbursements and Allowances
          (a) Benefits-in-Kind; Expense Reimbursements. Benefits-in-kind and any provision for reimbursement of expenses during the Executive’s assignment shall be subject to the following rules, as required to comply with Code Section 409A:
          (i) The amount of in-kind benefits provided or expenses eligible for reimbursement in one calendar year may not affect in-kind benefits or reimbursements to be provided in any other calendar year.
          (ii) Expenses will be reimbursed as soon as administratively possible, but in no event shall expenses be reimbursed later than December 31st of the year following the year in which the expense was incurred.
          (iii) The right to an in-kind benefit or reimbursement may not be subject to liquidation or exchange for another benefit.
          (b) Allowances. Allowances generally shall be paid monthly. In no event shall the payment of any allowance be made later than March 15th of the year following the year in which the Executive is entitled to payment.
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[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement effective as of the date first written above.
FOSTER WHEELER INC.

By:	/s/ Raymond J. Milchovich	1/8/10

	Raymond J. Milchovich	Date

/s/ Rakesh K. Jindal		1/14/10

Rakesh K. Jindal		Date